Exhibit 99.2

FOR IMMEDIATE RELEASE	Contacts:
Media: Kate Cox 203-352 -8630
Investors: Michele Goldstein 203-352-8642

World Wrestling Entertainment, Inc.
Doubles Quarterly Dividend

STAMFORD, Conn., Nov. 23, 2004 - World Wrestling Entertainment, Inc. (NYSE:WWE) announced today that it would double its regular quarterly dividend. Culminating a series of discussions on the matter, the Company’s board of directors today authorized the increase, and declared the first such quarterly dividend of $0.12 on all Class A and Class B common shares. The record date for the dividend is December 30, 2004. The payment date will be January 10, 2005. Previously, the Company’s quarterly dividend was $0.06 on all Class A and Class B common shares.

Commenting on this announcement, Vincent K. McMahon, Chairman of the Board of Directors said, “I am very pleased that we have continued to generate dependable cash flow for our shareholders and believe we have a business model that gives us the opportunity for long-term growth. This increase provides our shareholders with an annual dividend yield of about 3.6% based on yesterday’s closing price. Even after the increased dividend, the Company will maintain its flexibility to prudently invest in its strategic initiatives and pursue potential acquisition opportunities while preserving a conservative capital structure.”

World Wrestling Entertainment, Inc. is an integrated media and entertainment company headquartered in Stamford, Conn., with offices in New York City, Los Angeles, Toronto, and London. Additional information on the company can be found at wwe.com and corporate.wwe.com.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreement, including television distribution agreement; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition to these risks and uncertainties, our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant.